Exhibit 99.3
Press Release
IR Contact:
John B. Pelling, III
Vice President — Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Dividend Announcement
MELROSE PARK, Ill., May 6, 2009 — (BUSINESS WIRE) — Midwest Banc Holdings, Inc. (NASDAQ:MBHI) announced that the board of directors made the decision to:
•	Suspend the dividend on the $43.1 million of Series A noncumulative redeemable convertible perpetual preferred stock;

•	Defer the dividend on the $84.8 million of Series T preferred stock; and

•	Take steps to defer interest payments on $60.8 million of its trust preferred securities as permitted by the terms of such securities.
“In compliance with our dividend policy, the board made the decision to suspend the Series A and defer the Series T dividends and to defer the payment of interest on our trust preferred securities,” stated Jay Fritz, CEO of Midwest Banc Holdings, Inc. “Our bank is well-capitalized. This prudent decision allows us to retain cash and further strengthens our company.”
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About Midwest
Midwest Banc Holdings, Inc., with $3.7 billion in assets, has provided a range of retail and commercial financial services for more than 50 years, through its two principal operating subsidiaries: Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Midwest Bank operates 28 full-service community banking centers throughout the greater Chicagoland area meeting the diverse needs of businesses and consumers through commercial banking, wealth management, corporate trust and retail banking areas. Midwest Financial Services provides securities and insurance brokerage services. Information on Midwest products, services and locations is available at: www.midwestbanc.com.

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